Exhibit (h)(7)




                             RECORDKEEPING AGREEMENT
                                  BY AND AMONG
                           FIRST AMERICAN FUNDS, INC.,
                         U.S. BANCORP PIPER JAFFRAY INC.


                                    RECITALS

         This agreement (the "Agreement") is being entered into as of December 1, 2003, by and among (i) First American Funds, Inc. ("FAF"), a Minnesota corporation which is an investment company registered under the Investment Company Act of 1940 (the "1940 Act"), on behalf of its separate series Prime Obligations Fund, Government Obligations Fund, Treasury Obligations Fund, and Tax Free Obligations Fund (each a "Fund," and collectively the "Funds") and (ii) U.S Bancorp Piper Jaffray Inc. ("Piper BD"), a Delaware corporation which is a registered broker-dealer.

         Each Fund is a "money market fund" as defined in regulations adopted under the 1940 Act. It is intended that Piper BD will offer a separate series of each Fund to Piper BD's retail customers for use as a "sweep" vehicle in the customers' accounts, and that the Funds will make these separate series available only to retail customers of Piper BD. It is further intended that Piper BD will hold the shares of each such separate series on behalf of its customers in a single, "omnibus" account on the books of the Funds which is carried in the name of Piper BD or its nominee, and that Piper BD or its subcontractor will perform the sub-recordkeeping by means of which the shares are identified to the respective accounts of Piper BD's retail customers.

         This Agreement is being entered into in order to allow the Funds to compensate Piper BD for performing the sub-recordkeeping referred to above.

                  NOW THEREFORE, in consideration of the above premises and the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties agree as follows:


                      ARTICLE I. RECORDKEEPING ARRANGEMENTS

1.1 Shares of Piper Jaffray Series to be Held in Omnibus Account. Piper BD agrees that it will hold the shares of the Piper Jaffray Series of the Funds on behalf of its retail customers in a single, "omnibus" account on the books of the Funds which is carried in the name of Piper BD or its nominee.

1.2 Recordkeeping. Piper BD agrees that it or its subcontractor will perform the sub-recordkeeping by means of which the shares of the Piper Jaffray Series of the Funds which Piper BD holds in omnibus accounts pursuant to Section 1.1 are identified to the respective accounts of Piper BD's retail customers. In this regard, Piper BD or its subcontractor will:

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                  (i) purchase and sell shares of the Piper Jaffray Series of the Funds on behalf of Piper BD's retail customers pursuant to instructions provided to Piper BD by such customers, including standing instructions with respect to such customers' "sweep" accounts;

                  (ii) record in Piper BD's records the numbers of shares of the Piper Jaffray Series of the Funds held by Piper BD on behalf of its respective retail customers from time to time;

                  (iii) reinvest or distribute dividend payments received by Piper BD with respect the shares of the Piper Jaffray Series of the Funds which Piper BD holds on behalf of its retail customers, as instructed by the respective customers;

                  (iv) provide periodic account statements to such customers which reflect the purchases, sales, dividend reinvestments and distributions, and closing account positions with respect to the shares of the Piper Jaffray Series of the Funds which Piper BD holds on behalf of its retail customers; and

                  (v) provide such tax information to such retail customers and to appropriate governmental authorities with respect to the shares of the Piper Jaffray Series of the Funds which Piper BD holds on behalf of its retail customers as is required by applicable law.

In performing the foregoing functions, Piper BD will, and will cause any subcontractor to, act in accordance with applicable law and rules of self-regulatory organizations governing Piper BD's holding of securities on behalf of its retail customers. It is understood and agreed that in performing the foregoing functions, Piper BD is acting on behalf of its retail customers, and is not acting on behalf of the Funds as a transfer agent or in any other capacity.

1.3 Compensation for Recordkeeping. As compensation for the recordkeeping services provided for in Section 1.2, FAF agrees that each Fund will pay Piper BD a fee calculated at the annual rate of 15 basis points of the average daily net assets of the Piper Jaffray Series of such Fund held in the omnibus accounts referred to in Section 1.1. Such fee shall be calculated daily and paid monthly in arrears. Piper BD may, at its option, waive any or all of such fees from time to time.


                         ARTICLE II. GENERAL PROVISIONS

2.1 Representations and Warranties. Each party represents, warrants and covenants to the others that: (i) it is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the corporate power to own its assets and properties and to carry on its business as now being conducted; (ii) the execution, delivery and performance of this Agreement by such party have been duly authorized, do not violate its charter, by-laws or similar governing instruments or applicable law and do not, and with the passage of time will not, conflict with or constitute a breach under any other agreement, judgment or instrument to



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which it is a party or by which it is bound; and (iii) this Agreement is the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

2.2 Indemnification. Each party agrees to indemnify and hold harmless the other parties, including their affiliates, officers, agents, directors, and employees, against any and all liabilities, penalties, demands, claims, actions and causes of actions, suits, obligations, encumbrances, losses, damages, costs and expenses (including reasonable attorneys' fees), arising out of or in connection with any breach of this Agreement by such party, including its representations, warranties and covenants.

2.3 Limitation of Liability. IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY OTHER PARTY OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR INDIRECT DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES.

2.4 Term and Termination. This Agreement will become effective on the effective date specified in its caption and shall continue for two years (the "Initial Term"). After the Initial Term, this Agreement shall automatically renew for successive one-year terms unless a party provides written notice of termination to the party ninety days prior to the end of the Initial Term or, in the case of successive one-year terms, the anniversary date of the Agreement.

2.5 Survival. The respective rights and obligations of the parties hereunder shall indefinitely survive the termination of this Agreement to the extent necessary to preserve the intended rights and obligations of the parties.

2.6 Article and Section Headings. The article and section headings used herein are for reference and convenience only, and shall not enter into the interpretation hereof.

2.7 Notices. Any notice, request, demand, approval or other communication required or permitted herein shall be in writing addressed to the parties at the addresses set forth in the signature blocks to this Agreement, or other address subsequently specified by a party in writing, and shall be deemed given on the date sent if delivered personally or sent by fax (with transmission confirmed), on the next day after it is sent if sent by Federal Express or similar delivery service, or on the third day after it is sent if deposited with the U.S. Post Office with first class postage prepaid.

2.8 Authority to Enter Into Agreement. Each party and its representative signing this Agreement hereby acknowledges and represents that the individual signing this Agreement on such party's behalf is a duly authorized agent of such party and is authorized and has full authority to enter into this Agreement on behalf of such party. BY EXECUTING THIS AGREEMENT, EACH PARTY ACKNOWLEDGES THAT IT HAS READ THIS AGREEMENT AND UNDERSTANDS ITS TERMS AND PROVISIONS.


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2.9 Governing Law; Jurisdiction and Venue. Regardless of the place of its physical execution or performance, the provisions of this Agreement shall in all respects be construed according to, and the rights and liabilities of the parties hereto shall in all respects be governed by the substantive laws of, Minnesota without regard to and exclusive of Minnesota's conflict of laws rules. Any legal action arising out of or relating to this Agreement shall be brought exclusively in the federal or state courts in the state of Minnesota. In any such legal action, the parties hereby waive the right to assert a lack of personal jurisdiction, improper venue, or inconvenient forum. The prevailing party in any action brought to enforce this Agreement shall be entitled to all costs incurred including, but not limited to, reasonable attorneys' fees.

2.10 Partial Invalidity. The invalidity of any provision of this Agreement shall not impair or affect the validity of the remaining portions hereof, and this Agreement shall be construed as if such invalid provision had not been included herein.

2.11 Entire Agreement. This Agreement expresses the entire understanding of the parties hereto with respect to the recordkeeping provided for in Article I, and it supersedes and replaces any and all former agreements, understandings, representations or warranties relating to such subject matter and contains all of the terms, conditions, understandings, representations, warranties, and promises of the parties hereto in connection therewith. The Funds and their adviser, administrator, and distributor may have other agreements with Piper Jaffray and/or Piper BD which address other subject matter and provide for the payment of other compensation.

2.12 Amendment, Waiver, Etc. No modification, alteration or amendment of this Agreement shall be valid or binding unless in writing and signed by all parties. No waiver of any term or condition of this Agreement shall be construed as a waiver of any other term or condition; nor shall any waiver of any default or breach under this Agreement be construed as a waiver of any other default or breach. No waiver shall be binding unless in writing and signed by the party waiving the term, condition, default or breach. Any failure or delay by any party to enforce any of its rights under this Agreement shall not be deemed a continuing waiver or modification hereof and said party, within the time provided by law, may commence appropriate legal proceedings to enforce any or all of such rights.

2.13 Construction. Each party has cooperated in the drafting and preparation of this Agreement, which shall not be construed against any party on the basis that the party was the drafter.

2.14 Independent Legal Advice. The parties acknowledge that they have been advised or had the opportunity to be advised by their own independently selected counsel and other advisors in connection with this Agreement and enter this Agreement solely on the basis of that advice and on the basis of their own independent investigation of all of the facts, laws and circumstances material to this Agreement, and not in any manner or to any degree based upon any statement or omission by any other party (other than the representations and warranties made by such party herein) and/or its counsel.

2.15 Counterparts. This Agreement may be executed manually or by facsimile transmission signature in any number of counterparts. Each of such counterparts shall for all purposes be


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deemed an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and year first set forth above.





  FIRST AMERICAN FUNDS, INC.                 U.S. BANCORP PIPER JAFFRAY INC.


  By:  /s/ Jeffery M. Wilson                 By:  /s/ Michael M. Duffy
      -------------------------------            -----------------------------

  Name:  Jeffery M. Wilson                   Name:  Michael M. Duffy
        -----------------------------              ---------------------------

  Its:  Vice President                       Its:   Chief Information Officer
        -----------------------------              ---------------------------

  Address for notices:                       Address for notices:
  --------------------                       --------------------
  First American Funds, Inc.                 U.S. Bancorp Piper Jaffray, Inc.
  800 Nicollet Mall                          800 Nicollet Mall
  Minneapolis, Minnesota 55402               Minneapolis, Minnesota 55402
  Attention: President                       Attention: Chief Investment Officer






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